Exhibit 10.5

AGREEMENT

This Agreement (this “Agreement”) is made as of the 10th day of May, 2011, by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Corporation”), and Dr. Elma Smal Hawkins (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation previously employed Executive as its Consultant – Clinical Affairs under an Employment Agreement dated as of March 4, 2010 (the “Prior Agreement”);

WHEREAS, the term of the Prior Agreement expired on March 3, 2011; and

WHEREAS, the Corporation desires to continue to employ Executive as its Consultant – Clinical Affairs pursuant to the terms of this Agreement, and Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment by Corporation. Executive will be engaged on a part-time basis as Consultant – Clinical Affairs of the Company for the term and upon the terms and conditions set forth herein, and Executive accepts such offer of engagement. As the Consultant – Clinical Affairs, Executive’s duties will be those that are customary for a Consultant – Clinical Affairs of a company such as the Corporation, including without limitation assisting the Corporation in establishing and implementing plans and strategies for the development and testing of the Corporation’s product candidates and obtaining all necessary regulatory approvals to conduct such development and testing. Executive will not serve as an officer, director or consultant of any other company during the term of this Agreement that is engaged in the research, development or marketing of immunotherapy products that are based on dendritic cell or cancer stem cell technologies for the diagnosis or treatment of cancer (the “Field”) without the written consent of the Corporation. Executive will report to the President and Chief Executive Officer of the Company. Executive agrees to spend sufficient time providing the services to the Corporation under this Agreement to assist the Corporation in meeting its clinical development and regulatory objectives. Executive will attend meetings at the Corporation’s executive offices, with FDA or other regulatory authorities, and at other locations from time to time as the Corporation may reasonably request upon reasonable notice.

2. Term. Executive shall be employed under this Agreement for a term commencing on March 4, 2011 (the “Commencement Date”), and ending on the termination date as provided in this Section 2 or as provided in Section 7 hereof. The term of this Agreement shall automatically renew on the one-year anniversary date of the Commencement Date of each year hereafter for successive one-year terms unless either party delivers written notice of the termination of this Agreement to the other party not more than 30 days before the expiration of the applicable one-year period.

3. Compensation/Benefits.

3.1 The Corporation will pay to Executive as compensation for her services hereunder an initial base salary of $225,000 per annum, payable in equal biweekly installments. Provided that Executive continues to serve as the Corporation’s Consultant – Clinical Affairs for the first one year of the term of this Agreement, the Corporation shall pay Executive a cash bonus of up to $75,000 upon attainment within that one-year period of the corporate goals set forth in the 2011 ImmunoCellular Corporate Objectives (the “Corporate Goals”), which are subject to revision and finalization by the Board within 90 days from the Commencement Date). The portion of the $75,000 maximum bonus that shall be earned by Executive shall be determined in the sole discretion of the Board and shall be based upon both (i) the Board’s performance evaluation of Executive and (ii) with reference to the formula set forth in the Corporate Goals and with the determination of whether specified goals have been obtained to be made solely by the Board in its good faith; provided that the bonus amount awarded by the Board may be greater or lesser than the amount indicated by the goals formula. The Board shall annually review Executive’s performance and base salary to determine whether an increase in the amount thereof is warranted. Executive acknowledges that she has been paid by the Corporation all amounts owing under the Prior Agreement.

3.2 The Corporation shall grant the Executive on the later of the date of the Board’s approval of this Agreement or the execution of this Agreement by the parties under the Corporation’s 2006 Equity Incentive Plan (the “Plan”), a stock option (the “Option”) to purchase 150,000 shares of the Corporation’s common stock (“Common Stock”) having an exercise price per share equal to the closing market price on the date of grant and having a term of seven years from the date of grant. The Option shall vest (i) as to 75,000 shares in three annual installments of 25,000 shares each, with the first vesting date to be March 3, 2012; (ii) as to 25,000 shares upon the Corporation attaining a market capitalization (defined for purposes of this Agreement as the number of shares of the Corporation’s common stock then outstanding times the average closing price of such common stock for ten consecutive trading days) of at least $100 million; (iii) as to 25,000 shares upon the Corporation attaining a market capitalization of at least $150 million; and (iv) as to 25,000 shares upon the Corporation attaining a market capitalization of at least $200 million.

The Option will be exercisable within the seven year term of the option during the period that Executive provides services to the Corporation and for (i) 90 days after termination by Executive if such termination is without Good Reason (as defined in Section 7.3) and (ii) twelve months after termination by either party for any other reason except termination for cause by the Corporation, provided that such exercise is effected within the seven-year term of the Option. In the event of a Corporate Transaction (as such term is defined in the Plan), vesting of the Option (and any other options granted to Executive) shall be governed by the provisions contained in the Corporation’s standard stock option agreement under the Plan for the Corporation’s officers and directors, except that any then outstanding but unvested portion of the Option will fully vest if the Corporation is not the surviving entity in the Corporate Transaction unless the surviving entity offers Executive a consulting position at a compensation level at least equal to Executive’s then compensation level under this Agreement. The Option will have such other terms and conditions as are included in the Corporation’s standard stock option agreement under the Plan. If the term of this Agreement continues beyond March 3, 2012, the Board shall review the aggregate number of stock options granted to the Executive promptly following such date (and thereafter not less frequently than annually) in order to determine whether an increase in the number thereof is warranted.

4. Benefits. Executive acknowledges and agrees that she will not be eligible for any Corporation employee benefits and, to the extent she otherwise would be eligible for any Corporation employee benefits but for the express terms of this Agreement, she hereby expressly declines to participate in such Corporation employee benefits.

5. Withholding; Indemnification. Executive shall have full responsibility for applicable withholding taxes for all compensation paid to her under this Agreement. Executive agrees to indemnify, defend and hold the Corporation harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Corporation by the relevant taxing authorities with respect to any compensation paid to her.

6. Expenses. The Corporation will promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of the Corporation in accordance with regular Corporation policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Corporation to document them as proper business expenses. These expenses shall include, without limitation, out-of-pocket telephone, facsimile, office supplies and authorized travel expenses but shall not include utilities or similar overhead expenses.

7. Termination.

7.1 In addition to all other rights and remedies which the parties may have under applicable law, the Corporation may terminate this Agreement and the services of Executive, effective upon the occurrence of any of the following events, any of which shall constitute a termination for “cause” under this Agreement: (i) a failure by Executive to perform any of her material obligations under this Agreement or to execute and perform in a timely and cooperative manner any directions of the Board; (ii) the death of Executive or her disability resulting in her inability to perform her reasonable duties assigned hereunder for a period of three consecutive months; (iii) Executive’s theft, dishonesty, or falsification of any Corporation documents or records; (iv) Executive’s improper use or disclosure of the Corporation’s confidential or proprietary information; or (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Corporation; provided, however, that prior to termination for cause arising under clause (i), Executive shall have a period of ten days after written notice from Corporation to cure the event or grounds constituting such cause. Any notice of termination provided by Corporation to Executive under this Section 7 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure the same if such default is a failure by Executive to perform any of her material obligations under this Agreement. In the event Corporation terminates Executive for cause, (i) Executive shall be entitled as of the termination date to no further base salary other than such portion of Executive’s base salary as shall have accrued but remain unpaid as of the termination date, which shall be due immediately upon termination, (ii) Executive shall be entitled to receive payment of any earned but unpaid bonus, as well as any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination and (iii) any then unexercised but outstanding stock options granted to Executive shall be cancelled. The Corporation shall have no further obligations to Executive under this Agreement.

7.2 The Corporation may terminate Executive without cause upon 60 days written notice delivered to Executive. In the event the Corporation terminates Executive’s employment without cause, all of the following will apply: (i) immediately upon termination, the Corporation will pay to Executive any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination; (ii) immediately upon termination, the Corporation will pay to Executive severance compensation in a lump sum cash payment equal to Executive’s then effective base salary for a period of six (6) months; (iii) any stock options granted to Executive, to the extent vested, will be retained by the Executive and will be exercisable as set forth in Section 3.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 3.2 hereof); and (iv) the vesting of an additional number of shares subject to those options granted to Executive that vest solely based upon the passage of time equal to 50% of all such shares subject to such time vesting based options that have not already vested shall immediately accelerate and become fully vested and exercisable by Executive and will continue to be exercisable as provided in Section 3.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 3.2 hereof).

7.3 Executive may terminate Executive’s employment at will (without “Good Reason” as defined below) by giving 60 days’ prior written notice to Corporation. Executive shall be entitled to (i) all base salary up to and through the 60-day period after Executive’s notice of termination is given to Corporation, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination and (ii) any stock options, to the extent vested, may be retained by Executive and will be exercisable as set forth in Section 3.2 hereof, the Plan and applicable stock option agreement (which shall reflect the terms set forth in Section 3.2 hereof). Executive has the right to terminate Executive’s employment for “Good Reason” due to, and not less than 30 days following, the occurrence of any of the following: (i) a material adverse change in Executive’s duties and responsibilities; (ii) any failure by Corporation to pay, or any material reduction by Corporation of, the base salary or any failure by Corporation to pay any incentive compensation to which Executive is entitled pursuant to Section 3 hereof; or (iii) Corporation creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive. In the event that Executive terminates her employment for Good Reason, all of the following will apply: (A) within five days after the termination date, Corporation will pay to Executive any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Corporation to the Executive through the date of termination; (B) within five days after the termination date, Corporation will pay to Executive severance compensation in a lump sum cash payment equal to Executive’s base salary then in effect equal to six (6) months (or an amount equal to one year of the Executive’s then base salary if the Good Reason Termination is in connection with a Corporate Transaction in which the Corporation is not the surviving entity and the surviving entity fails to offer Executive a consulting position at a compensation level at least equal to the

Executive’s then compensation level under this Agreement); (C) any stock options granted to Executive, to the extent vested, will be retained by the Executive and will be exercisable as set forth in Section 3.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 3.2 hereof); and (D) the vesting of an additional number of shares subject to all options granted to Executive that vest solely based upon the passage of time equal to 50% of all such shares (or 100% of all such time vesting based option shares as well as all then outstanding unvested milestone based option shares shall vest if the Good Reason termination is in connection with a Corporate Transaction in which the Corporation is not the surviving entity and the surviving entity fails to offer Executive an executive position at a compensation level at least equal to Executive’s then compensation level under this Agreement) subject to such time vesting based options that have not already vested shall immediately accelerate and become fully vested and exercisable by Executive and will continue to be exercisable as provided in Section 3.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 3.2 hereof).

8. Indemnity. Executive warrants and represents that she has full power and authority to enter into and perform this Agreement and that her performance of this Agreement will not violate the provisions of any other agreement to which she is a party. The Corporation agrees to indemnify and hold Executive harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of her services hereunder, other than those arising from or attributable to or resulting from her gross negligence or willful misconduct.

9. Non-Competition. In consideration of the Corporation’s entering into this Agreement:

9.1 Executive agrees that during the term of this Agreement she will not directly or indirectly, manage, operate, join, control, perform any services for, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, or otherwise, any business entity which is engaged in the Field.

9.2 Executive agrees that Executive will not, during the term hereof or prior to the expiration of one year following the termination of the Executive’s employment for any reason, without the written consent of the Corporation, directly or indirectly, by action alone or in concert with others, solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity solicit for employment or engagement, any person or entity employed or engaged by the Corporation.

10. Confidentiality Agreement.

10.1 As used herein, the term “Confidential Information” shall mean the any and all information of the Corporation, including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation’s finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation’s products and services; (iii) the terms, conditions and current status of the Corporation’s agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation’s actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, shareholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in her or her representation of the Corporation; (vii) any other non-public information and knowledge with respect to the Corporation’s products, whether developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Executive’s employment have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

10.2 Executive acknowledges and agrees that the Corporation is engaged in a highly competitive business and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information was (a) in the public domain or becomes publicly known through legitimate origins not involving an act or omission by Executive, (b) was in Executive’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Executive; (c) was developed by Executive prior to the date of this Agreement or after the expiration of the term of this Agreement independently of and without reference to any Confidential Information; (c) was known to Executive at the time of disclosure; or (v) was approved for release by written authorization of the Corporation, then:

(i) the Confidential Information is, and at all times hereafter shall remain, the sole property of the Corporation;

(ii) Executive shall use her best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity; and

(iii) unless the Corporation gives Executive prior express written permission, during her employment and thereafter, Executive shall not use for her own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain, learn about, develop or be entrusted with as a result of Executive’s employment by the Corporation.

10.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing her services under this Agreement. Executive further agrees that after her employment with the Corporation is terminated for any reason:

(i) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information in her possession, custody, or control and not make or keep any copies, notes, abstracts, summaries or other record of any type of Confidential Information; and

(ii) Executive shall immediately return to the Corporation any and all other property of the Corporation in her possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

11. Invention Disclosure. Executive agrees to disclose to the Corporation promptly and fully all ideas, inventions, discoveries, developments or improvements (“Inventions”) that may be made, conceived, created or developed by him (whether such Inventions are developed solely by him or jointly with others) during her employment by the Corporation which either (i) in any way is connected with or related to the actual or contemplated business, work, research or undertakings of the Corporation or (ii) results from or is suggested by any task, project or work that she may do for, in connection with, or on behalf of the Corporation. Notwithstanding the foregoing, this Section 12 shall not apply to any Inventions that meet all of the following requirements: (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Invention to the Corporation’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on Executive’s own time; and (c) were developed without use of any of the Corporation’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work Executive performed for the Corporation. Executive agrees that such Inventions shall become the sole and exclusive property of the Corporation and Executive hereby assigns to the Corporation all of her rights to any such Inventions. With respect to Inventions, Executive shall during the period of her employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation the entire right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation’s right therein and thereto. If any such assistance is required following the termination of Executive’s employment with the Corporation, the Corporation shall reimburse Executive for her lost wages or salary and the reasonable expenses incurred by him in rendering such assistance.

12. No Conflict. Executive represents that your performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence any proprietary information acquired by Executive in confidence prior to the date of this Agreement. Executive has not brought and will not bring with her any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.

13. Independent Contractor. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Corporation and Executive. Neither Executive nor the Corporation is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Neither Executive nor the Corporation shall have any power or authority to bind or commit the other.

14. Remedies. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that the provisions of Sections 9, 10 and 11 are reasonable and necessary for the protection of the Corporation and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, the Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

15. Attorneys’ Fees and Costs. In any action between the parties based on this Agreement, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and out-of-pocket costs incurred by such party in the action.

16. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto.

17. Notices. Any notice, required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

if to the Corporation, at: ImmunoCellular Therapeutics, Ltd. 21900 Burbank Boulevard, 3rd Floor Woodland Hills, CA 91367 Attention: Chairman of the Board

with a copy to: TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 Attention: Sanford J. Hillsberg

and, if to Executive: Dr. Elma Smal Hawkins 65 E. 96th St., #8D New York, New York 10128

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given as provided herein. The date of the giving of any notice hereunder shall be the date delivered or if sent by mail, shall be the date of the posting of the mail.

18. Non Assignability. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive and inure to the benefit of her heirs, executors and administrators and be binding upon the Corporation and inure to the benefit of its successors and assigns.

19. Choice of Law And Forum. This Agreement shall be governed, interpreted and construed under the laws of the State of California without regard to its conflict of law principles. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with JAMS/ENDISPUTE in Los Angeles, California. The arbitrator shall be a retired judge with at least five years of experience on the bench. This provision shall not be interpreted so as to require arbitration of claims that the state and/or Federal courts of California have ruled may not be the subjects of compelled arbitration in employment matters, nor shall it be interpreted so as to restrict any remedy, right of appeal or discovery device available to either party in a manner that violates the rulings of the state and/or Federal courts of California with respect to employment-related arbitration. This provision shall not be interpreted so as to preclude the making of reports to governmental offices, or to preclude either party from seeking injunctive or provisional relief in a court of appropriate jurisdiction under such circumstances as may merit such relief.

20. Waiver. No course of dealing nor any delay on the part of any party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

21. Severability. If any provision of this Agreement, including any paragraph, sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions of such paragraph, sentence, clause or part thereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

22. Survival at Termination. The termination of Executive’s employment hereunder by expiration of the term of this Agreement or otherwise shall not affect her obligations to the Corporation hereunder which by the nature thereof are intended to survive any such termination including, without limitation, Executive’s obligations under Sections 9, 10, 11 and 14 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above set forth.

IMMUNOCELLULAR THERAPEUTICS, LTD.		EXECUTIVE:

By:	/s/ Manish Singh	/s/ Elma S. Hawkins
	Manish Singh, Ph.D.	Elma Smal Hawkins, Ph.D.
Its:	President and Chief Executive Officer

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